Exhibit 99.2

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Furiex Acquires Full Exclusive License to MuDelta for the Treatment of Diarrhea-Predominant IBS and Reports Positive End of Phase II FDA Meeting

Morrisville, N.C. (November 1, 2011)—Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) announced today that it has acquired full exclusive license rights to develop and commercialize the compound MuDelta under its existing development and license agreement with Janssen Pharmaceutica N.V. Furiex acquired these rights as a result of Janssen’s decision, after an evaluation of strategic fit within its late stage portfolio, not to exercise its option under the agreement to continue development of MuDelta. Furiex will owe payments to Janssen based on Phase III trial initiation, future regulatory milestones and, if the product is approved, sales milestones and royalties.

MuDelta is a novel dual opioid receptor modulator that was designed for the treatment of diarrheal and pain symptoms of diarrhea-predominant irritable bowel syndrome, or IBS-D, without causing the constipating or sedating side effects that occur with mu opioid receptor agonists. Furiex recently completed a Phase II study establishing tolerability, safety and efficacy in patients with IBS-D and intends to progress development of MuDelta. The study achieved statistically and clinically significant results for the primary as well as a number of key secondary endpoints and demonstrated durable efficacy through the12-week treatment period.

Furiex also announced today that it held a formal End-of-Phase II meeting with the U.S. Food and Drug Administration, or the FDA, and reached agreement with the FDA on the design of its proposed MuDelta Phase III development plan for IBS-D.

“The Phase II study has demonstrated robust results, and based on our End-of-Phase II meeting with the FDA, we have agreement with the agency on a clear regulatory path for Phase III development,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. “We believe that these results have added significant value to the asset and look forward to seeing the compound progress.”

“Acquiring rights to MuDelta strengthens our deep pipeline of promising compounds,” said Fred Eshelman, Pharm.D., chairman of Furiex. “Furiex now has global exclusive rights to three compounds, MuDelta, JNJ-Q2 and PPD-10558, as well as rights to milestones and royalties from Priligy™ and Nesina® franchises. We believe MuDelta is an important therapeutic candidate that will fill an unmet need in the treatment of IBS-D and has the potential to add significant value as we progress our pipeline.”

About MuDelta

MuDelta is a novel, orally active, Phase III-ready investigational agent with combined mu opioid receptor agonist and delta opioid receptor antagonist activity which acts locally in the gut and has very low oral bioavailability, diminishing sedating side effects. This dual opioid activity is designed to treat diarrhea and pain symptoms of IBS-D, without causing the constipating side effects that can occur with mu opioid agonists.

About IBS-D

Diarrhea-predominant irritable bowel syndrome is a functional bowel disorder characterized by chronic abdominal pain and frequent diarrhea, which affects approximately 12 million Americans. Although the exact cause of IBS-D is not known, symptoms are thought to result from a disturbance in the way the gut and nervous system interact. IBS-D can be extremely debilitating and there are limited therapeutic options for managing the chronic symptoms. IBS-D is associated with economic burden in direct medical costs and indirect social costs such as absenteeism and lost productivity, along with decreased quality of life.

About Furiex Pharmaceuticals

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and two products on the market. The company’s mission is to develop innovative medicines faster and at less cost, reducing the expense of health care globally while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the risks of successfully completing the next stages of clinical development activities of our MuDelta candidate; potential FDA changes to its regulatory guidance applicable to approval of irritable bowel syndrome drugs; time and expense required to gain regulatory approvals; the demand for our potential products, if and when approved; the ability to obtain adequate patent coverage; and the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.